    As filed with the Securities and Exchange Commission on January 15, 1999.
                                                    Registration No. 333-69627

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             SUIZA FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                                                                    75-2559681
(State or other jurisdiction of incorporation or organization)                  (I.R.S. Employer Identification No.)

                        2515 MCKINNEY AVENUE, SUITE 1200
                               DALLAS, TEXAS 75201
                                 (214) 303-3400

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ---------------

   Gregg L. Engles                                COPIES TO:
   Chairman of the Board and                      William A. McCormack
   Chief Executive Officer                        Hughes & Luce, L.L.P.
   2515 McKinney Avenue                           1717 Main Street, Suite 2800
   Suite 1200                                     Dallas, Texas  75201
   Dallas, Texas  75201                           (214) 939-5500
   (214) 303-3400

                      (Name, address, and telephone number,
                   including area code, of agent for service)

                                 ---------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                 ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             SUIZA FOODS CORPORATION

                                  32,574 SHARES
                                  COMMON STOCK

                      ------------------------------------


         The stockholder identified below under the caption "Selling Stockholder" may offer to sell up to 32,574 shares of our common stock.

         We have already issued to the selling stockholder the shares being offered by the selling stockholder, or we will issue the shares being offered by the selling stockholder prior to the sale of the shares. This offering is not part of the original issuance of the shares of common stock. We will not receive any of the proceeds from the selling stockholder's sale of their shares. The selling stockholder may offer the shares in transactions on the New York Stock Exchange, in negotiated transactions, or through a combination of these methods. The selling stockholder may offer the shares at prices relating to the prevailing market prices or at negotiated prices.

         Our common stock is quoted on the NYSE under the symbol "SZA." On January 14, 1999, the last reported sale price of our common stock, as reported on the NYSE, was $40.38 per share.

                      ------------------------------------

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
      PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 4.
                      ------------------------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ------------------------------------

         You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. The selling stockholder may offer to sell, and seek offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock.


                   This Prospectus is dated January 15, 1999.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Where You Can Get More Information                                          1
Incorporation of Certain Documents by Reference                             2
Prospectus Summary                                                          3
Risk Factors                                                                7
Selling Stockholder                                                        14
Plan of Distribution                                                       14
Use of Proceeds                                                            15
Legal Matters                                                              15
Experts                                                                    15


         We are a Delaware corporation. Our principal executive offices are located at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, and our telephone number is 214-303-3400. We maintain a worldwide web site at http://www.suizafoods.com. In this Prospectus, the "Company," "Suiza," "we," "us" and "our" refer to Suiza Foods Corporation and its subsidiaries, unless the context otherwise requires. In addition, "Common Stock" refers to our Common Stock, $0.01 par value per share.

         Our national brands include International Delight(R), Second Nature(R), Naturally Yours(R) and Mocha Mix(R). Our regional brands include Country Fresh(R), Dairymens(R), Lehigh Valley Farms(R), Model(TM), Natural by Garelick Farms(R), Suiza(TM), Louis Trauth(TM), Tuscan(R), Velda Farms(R) and West Lynn Creamery(R). Our partner or licensed brands include Lactaid(R) (manufactured under a license with McNeil Consumer Products, an affiliate of Johnson & Johnson), Flav-O-Rich(R) (licensed from Dairy Farmers of America, Inc.) and Pet(R) (licensed from Grand Metropolitan Public Liability Company).

                       WHERE YOU CAN GET MORE INFORMATION

         At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this Prospectus. If you want more information, write or call us at:

                        Suiza Foods Corporation
                        2515 McKinney Avenue, Suite 1200
                        Dallas, Texas 75201
                        (214) 303-3400

         Our fiscal year ends on December 31. We furnish our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

         We have filed with the Commission a Registration Statement on Form S-3, (together with all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the common stock we are offering in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities we are offering in this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes incorporated by reference as a part thereof, which are on file at the SEC and may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the SEC. The Registration Statement and the exhibits thereto filed by the Company with the SEC may be inspected and copied at the locations described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission pursuant to the Securities Act and the Exchange Act are incorporated herein by reference and shall be deemed a part hereof:

1. Suiza's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-12755).

2. Suiza's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (File No. 1-12755).

3. Suiza's Current Report on Form 8-K filed July 14, 1997 (as amended on August 22, 1997), which includes the audited financial statements of Dairy Fresh L.P. and The Garelick Companies (File No. 1-12755).

4. Suiza's Current Report on Form 8-K filed March 9, 1998 (as amended on April 7, 1998), which includes the audited financial statements of Land-O-Sun Diaries, L.L.C. (File No. 1-12755).

5. Suiza's Current Reports on Form 8-K filed January 15, 1998, February 18, 1998, February 25, 1998, March 10, 1998, March 18, 1998, March 20,
         1998, June 2, 1998, September 14, 1998 and December 18, 1998 (File No. 1-12755).

6. Continental Can Company, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-6690).

7. Continental Can Company, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 1-6690).

8. The description of the Common Stock contained in Suiza's Registration Statement on Form 8-A filed on February 19, 1997 (File No. 1-12755), including any amendments or reports filed for the purpose of updating such description.

9. The description of the Common Stock Purchase Rights contained in Suiza's Registration Statement on Form 8-A filed on March 10, 1998 (File No. 1-12755), including any amendments or reports filed for the purpose of updating such description

         All reports and other documents filed by Suiza pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, replaced or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies, replaces or supersedes the earlier statement. Any statement so modified, replaced or superseded shall not be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

         You should read this summary together with the more detailed information, our financial statements and notes and the financial statements and notes of certain acquired businesses appearing elsewhere in, or incorporated by reference in, this Prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                   THE COMPANY

         We are a leading manufacturer and distributor of dairy products and a leading manufacturer of rigid plastic packaging in the United States. Our principal businesses have well-established reputations in their markets for product quality and high levels of customer service. We have grown primarily through an aggressive acquisition and integration strategy. We intend to continue to pursue this strategy.

DAIRY

         Our dairy products and related distribution businesses contributed approximately 79% of our net sales on a pro forma basis for the nine months ended September 30, 1998. Pursuant to our expansion strategy, we have completed 24 dairy acquisitions since our initial public offering in April 1996, including 13 acquisitions in 1998.

         In our dairy business, we have established a strong regional presence in the northeastern, southeastern and central United States, Puerto Rico, Nevada and parts of California. We also manufacture and distribute certain refrigerated, frozen and extended shelf-life products on a national basis.

         Our dairy products include:

         o     fluid milk, including flavored milks
         o     ice cream and novelties
         o     dairy and non-dairy coffee creamers
         o     half-and-half and whipping cream
         o     sour cream
         o     cottage cheese
         o     yogurt
         o     dairy and non-dairy frozen whipped toppings

         We also manufacture and distribute fruit juices and other flavored drinks, bottled water and coffee.

         We manufacture and market our dairy products under proprietary brand names. We also manufacture products on a private-label basis for certain customers. Our brands include:

         o national brands including International Delight, Second Nature, Naturally Yours and Mocha Mix
         o regional brands including Country Fresh, Dairymens, Lehigh Valley Farms, Model, Natural by Garelick Farms, Suiza, Louis Trauth, Tuscan, Velda Farms and West Lynn Creamery
         o partner or licensed brands in certain regions including Lactaid, Flav-O-Rich and Pet

         Our dairy customers include grocery stores, convenience stores and institutional food service customers.

PACKAGING

         Our rigid plastic packaging business contributed approximately 21% of our net sales on a pro forma basis for the nine months ended September 30, 1998. We entered the packaging business through our acquisition of Franklin Plastics, Inc. in August 1997 as a part of our acquisition of The Garelick Companies. We extended our market presence in packaging through the acquisition of Continental Can Company, Inc. in May 1998 and seven smaller acquisitions during 1998.

         We manufacture rigid plastic bottles and containers and metal cans. Our packaging customers include regional dairy manufacturers, bottled water processors, beverage manufacturers, and consumer and industrial products companies.

         We are currently considering strategic alternatives for our packaging business, which could include a partial or complete spin-off, a sale of all or a portion of the business or a continuation of our acquisition and integration strategy.

RECENT ACQUISITIONS

         During 1998, we completed 13 dairy and eight packaging acquisitions. Our most significant acquisitions in 1998 were the following:

         o Land-O-Sun (February 1998). Land-O-Sun Dairies, L.L.C., a manufacturer and distributor of dairy products in the southeastern and central United States, had net sales of approximately $464 million for its 1997 fiscal year.
         o Continental Can (May 1998). Continental Can, a manufacturer of packaging products with operations in the United States and Europe, had net sales of approximately $546 million for its 1997 fiscal year.
         o Tuscan/Lehigh Dairies (December 1998). Tuscan/Lehigh, L.P., a manufacturer and distributor of dairy products in the northeastern United States, had net sales of approximately $517 million for the twelve month period ended September 30, 1998. We merged Tuscan/Lehigh into our northeastern dairy operations to form a new subsidiary in which Dairy Farmers of America, Inc. ("DFA") owns a 25% interest. The combined net sales of our northeastern dairy operations and Tuscan/Lehigh were approximately $1.2 billion for the twelve month period ended September 30, 1998.

         Primarily as a result of our acquisitions, we have increased our net sales and operating income from $579.3 million and $12.4 million, respectively, for the year ended December 31, 1993 to $3,089.4 million and $188.4 million, respectively, for the year ended December 31, 1997 on a pro forma basis for our acquisitions of Land-O-Sun and Continental Can.

OUR STRATEGY

         We remain focused on achieving continued revenue and profit growth through the following strategies:

         ACQUISITION AND INTEGRATION. According to statistics published by the Milk Industry Foundation, the United States fluid milk industry totaled approximately $23 billion in wholesale value in 1997. We believe that the industry remains fragmented and is undergoing consolidation. To capitalize on this trend, we intend to acquire strong dairy businesses in new markets and to strengthen our presence in existing markets through add-on acquisitions. By pursuing this strategy, we seek to accomplish the following objectives:

         o expand the geographic coverage of our dairy business to better serve an increasingly national customer base
         o gain scale efficiencies in purchasing, product development and consumer research as we increase our sales base
         o develop a more efficient direct store delivery ("DSD") system for distributing a greater volume and variety of branded and higher margin products to our customers
         o combine the increased geographic scope of our DSD system with our national warehouse system to increase the productivity of our manufacturing, distribution and marketing assets
         o reduce manufacturing costs and increase product quality through the continued integration of manufacturing operations into specialized, scale-efficient facilities

         In pursuing our acquisition and integration strategy for our packaging business, we seek to accomplish the following objectives:

         o expand the geographic coverage of our manufacturing facilities to better serve our national customers and to minimize transportation costs
         o broaden our product line and technological capabilities to better meet our customers' needs

         As noted, we are currently considering strategic alternatives for our packaging business. Pending any final decision, we intend to pursue our current acquisition and integration strategy.

         ORGANIC GROWTH. We continue to build our existing dairy distribution network and extend our dairy and packaging product offerings. We are currently test marketing and introducing new products and packaging innovations and investing in product research and marketing to develop additional product and packaging innovations. We intend to develop or acquire new product lines that are compatible with our manufacturing, distribution and marketing infrastructure and that can serve as additional platforms for future growth.

         ENHANCEMENT OF OPERATING MARGINS. We continue to seek margin improvements through increased production and purchasing efficiencies, operating synergies from acquired businesses and increased sales of higher-margin branded products. In pursuing this strategy, we have improved our operating margin from 2.1% for the year ended December 31, 1993 to 7.2% for the nine months ended September 30, 1998 on a pro forma basis.

         In order to implement our growth strategies, we have expanded our management team and invested in product development, marketing and other centralized functions.

         We are incorporated in Delaware and our principal offices are located at 2515 McKinney Avenue, Suite 1200, Dallas, TX 75201, and our telephone number is (214) 303-3400.

                                  RISK FACTORS

         You should carefully consider the following risk factors and warnings before making an investment decision. The risks described below are not the only ones facing us. Additional risks that we do not yet know of or that we currently think are not material may also have an adverse effect on our business operations. If any of those risks or any of the risks described below actually occur, our business, financial condition, results of operations or prospects could be adversely affected. In that case, the price of the Common Stock could decline, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this Prospectus, including "Selected Historical Consolidated Financial Data" and "Pro Forma Consolidated Financial Data" and notes thereto, our audited consolidated financial statements and notes thereto, our unaudited interim consolidated financial statements and notes thereto, the separate audited financial statements and notes of Dairy Fresh, Garelick, Land-O-Sun and Continental Can and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         This Prospectus contains or incorporates by reference certain forward-looking statements. These statements refer to future events affecting our business, financial condition, results of operations or prospects. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual performance or results to be materially and adversely different from any performance or results expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions, and in evaluating those statements, you should specifically consider the risks outlined below. Actual performance or results may differ materially. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to conform these statements to actual performance or results.

           WE MAY HAVE DIFFICULTIES EXECUTING OUR ACQUISITION STRATEGY

         We intend to expand our dairy and packaging businesses primarily through acquisitions. Our ability to expand through acquisitions is subject to various risks, including:

         o     increased competition for acquisitions
         o     higher acquisition prices
         o     fewer suitable acquisition candidates
         o     limitations on our capital resources to complete acquisitions
         o inability to enter into definitive agreements for desired acquisitions
         o     inability to complete desired acquisitions
         o increased antitrust constraints on our proposed acquisitions and acquisition strategy

         Federal antitrust authorities have reviewed or are reviewing in detail several of our recent proposed acquisitions. We cannot predict whether these authorities will approve, or what conditions they may impose upon, pending or future acquisitions.

                  WE MAY HAVE DIFFICULTIES MANAGING OUR GROWTH

         We have expanded our operations rapidly in recent years and intend to continue this expansion. This rapid growth places a significant demand on our management and our financial and operational resources. Our growth strategy is subject to various risks, including:

         o inability on our part to successfully integrate or operate acquired businesses
         o     inability to retain key customers of acquired businesses
         o inability to realize or delays in realizing economies of scale and operating efficiencies from acquired businesses

         The integration of businesses we have acquired or may acquire in the future may also require us to invest more capital than we expected or require more time and effort by management than we expected.

                    WE OPERATE IN HIGHLY COMPETITIVE MARKETS

         Our dairy and packaging businesses are subject to significant competition.

         We compete in the dairy business on the basis of a number of factors including service, price, brand recognition, quality and breadth of product line. Our principal competitors are national and regional dairy products companies and national food service distributors that operate in our markets. Certain of our competitors are large and well capitalized and have greater financial, operational and marketing resources than we do.

         The dairy industry has excess capacity and has been consolidating for many years. This excess capacity is the result of improved manufacturing techniques, the establishment of captive dairy operations by large grocery retailers and limited growth in the demand for fresh milk products. Excess production capacity in our markets can result in lower prices for our products.

         We compete in the packaging business on the basis of a number of factors, including price, quality and service. Our principal competitors in this business are larger independent manufacturing companies and vertically integrated food and industrial companies that operate captive plastic packaging manufacturing facilities. Many of our competitors are larger and better capitalized than we are and have greater resources than we do.

         We could be adversely affected by any expansion of capacity by our existing competitors or by new entrants in our dairy or packaging markets. We expect to encounter additional competition as we enter new markets.

           WE HAVE SUBSTANTIAL INDEBTEDNESS AND OTHER OBLIGATIONS AND
                        MAY INCUR ADDITIONAL INDEBTEDNESS

         As of September 30, 1998, we had substantial indebtedness and other obligations, including:

         o $878.4 million of indebtedness (including $648 million under our senior credit facility, $26.2 million under our subsidiary lines of credit and $204.2 million of subsidiary debt obligations). In addition, $23 million of letters of credit secured by the senior credit facility were issued but undrawn
         o $682.8 million of 5.0% Preferred Securities and 5.5% Preferred Securities

Those amounts compare to our stockholders' equity of $645.8 million as of September 30, 1998.

         Under our senior credit facility, we can incur substantial amounts of additional indebtedness in the future. On a pro forma basis as of September 30, 1998 after giving effect to this offering, we would have been able to borrow an additional $610 million under our senior credit facility. We have pledged the stock of certain subsidiaries to secure this facility and the assets of other subsidiaries to secure other indebtedness. The senior credit facility and related debt service obligations:

         o    limit our ability to obtain additional financing in the future
         o require us to dedicate a significant portion of our cash flow to the payment of principal and interest on our indebtedness (which reduces the funds we have available for other purposes)
         o limit our flexibility in planning for, or reacting to, changes in our business and market conditions
         o    impose on us additional financial and operational restrictions

         Our ability to make scheduled payments on our indebtedness and other financial obligations depends on our financial and operating performance. Our financial and operating performance is subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. If we do not comply with the financial and other restrictive covenants under our senior credit facility, we may default under this facility. Upon default, our lenders could accelerate the indebtedness under this facility, foreclose against their collateral or seek other remedies.

         We periodically enter into various interest hedging agreements to manage our exposure to interest rate fluctuations under our floating rate indebtedness. These agreements could result in higher interest rates, increased interest expense or charges for fluctuations in the market values of these hedges.

                      OUR RAW MATERIAL COSTS COULD INCREASE

         The most important raw materials that we use in our operations are raw milk, cream (including butterfat) and high density polyethylene resin. The prices of these materials increase and decrease depending on supply and demand and, in some cases, governmental regulation. Volatility in the cost of our raw materials may adversely affect our performance.

         Pursuant to the Federal Milk Marketing Order program, the federal government and several state agencies establish minimum regional prices paid to producers for raw milk. In 1996, the U.S. Congress passed legislation to phase out the Federal Milk Marketing Order program. This program is currently scheduled to be phased out by October 1999. The U.S. Department of Agriculture has also recently proposed changes to this program, including changes in pricing classifications for certain dairy products. We do not know whether the Department of Agriculture will adopt its proposed changes in their current or another form, and we do not know what effect any final changes or the termination of this federal program will have on the market for dairy products. In addition, various states have adopted or are considering adopting compacts among milk producers, which would establish minimum prices paid by milk processors, including us, to raw milk producers. We do not know whether new compacts will be adopted or the extent to which these compacts would affect the prices we pay for milk.

            WE COULD BE ADVERSELY AFFECTED BY CHANGES IN REGULATIONS

         As a manufacturer and distributor of food products, we are subject to federal, state and local laws and regulations relating to:

         o     food quality
         o     manufacturing standards
         o     labeling
         o     packaging

         The United States Food and Drug Administration and various state and local agencies enforce these laws and regulations. An actual or alleged problem with the quality or safety of products at any of our facilities could result in:

         o     product withdrawals
         o     product recalls
         o     negative publicity
         o     temporary plant closings
         o     substantial costs of compliance

         Our operations are subject to other federal, foreign, state and local governmental regulation, including laws and regulations relating to occupational health and safety, labor, discrimination and other matters. We cannot be certain what effect any material changes in these laws and regulations could have on our business.

                  WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS

         We sell food products for human consumption, which involves risks such as:

         o     product contamination or spoilage
         o     product tampering
         o     other adulteration of food products

         Consumption of an adulterated, contaminated or spoiled product may result in personal illness or injury. We could be subject to claims or lawsuits relating to an actual or alleged illness or injury, and we could incur liabilities that are not insured or that exceed our insurance coverages.

            LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

         Our success depends to a large extent on the skills, experience and performance of our executive management. The loss of one or more of these persons could hurt our business. We do not maintain key man life insurance on any of our executive officers or directors.

    A SPIN-OFF OR SALE OF OUR PACKAGING BUSINESS COULD AFFECT OUR STOCK PRICE

         We are considering strategic alternatives with respect to our packaging business. We cannot predict how any partial or complete spin-off or sale of this business, or how a decision to retain and expand this business, could affect the market price of our Common Stock.

                    WE MAY BE AFFECTED BY YEAR 2000 PROBLEMS

         We are in the process of addressing our Year 2000 computer problem. If we do not complete the necessary systems modifications on a timely basis or if important service providers, suppliers or customers are unable to resolve their Year 2000 issues in a timely manner, we could be adversely affected.

       CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND
                   DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS

         Some provisions in our Certificate of Incorporation and Bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control. Our stockholders might view any such transaction as being in their best interests since the transaction could result in a higher stock price than the current market price for our Common Stock. Among other things, our Certificate and Bylaws:

         o authorize our Board of Directors to issue preferred stock in series with the terms of each series to be fixed by our Board of Directors
         o divide our Board of Directors into three classes so that only approximately one-third of the total number of directors is elected each year

         o    permit directors to be removed only for cause
         o specify advance notice requirements for stockholder proposals and director nominations

         In addition, with certain exceptions, Section 203 of the Delaware General Corporation Law restricts mergers and other business combinations between us and any holder that acquires 15% or more of our voting stock.

         We also have a stockholder rights plan. Under this plan, after the occurrence of specified events, our stockholders will be able to buy stock from us or our successor at reduced prices. These rights do not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors. Accordingly, this plan could delay, defer, make more difficult or prevent a change of control.

                   WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS

         We, like others in similar businesses, are subject to a variety of federal, foreign, state and local environmental, health and safety laws and regulations including, but not limited to, those regulating waste water and stormwater, air emissions, storage tanks and hazardous materials. We believe that we are in material compliance with these laws and regulations. Future developments, including increasingly stringent regulations, could require us to make currently unforeseen environmental expenditures.

          AVAILABILITY OF SIGNIFICANT AMOUNTS OF COMMON STOCK FOR SALE
                     COULD ADVERSELY AFFECT OUR MARKET PRICE

         Upon completion of this offering, Suiza will have 39,591,784 shares of Common Stock outstanding. The 6,000,000 shares of Common Stock offered hereby will be eligible for immediate resale in the public market without restriction, unless any of these shares are acquired by one or more of our affiliates.

         In addition to the shares outstanding upon completion of this offering, as of December 31, 1998 there were additional shares of Common Stock that may be available for resale in the public market, including:

         o 3,157,268 shares of Common Stock under stock options that were exercisable as of December 31, 1998
         o 1,560,105 shares of Common Stock under stock options that have been granted and may become exercisable in the future
         o 9,096,303 shares of Common Stock issuable upon conversion of the 5.0% Preferred Securities and 5.5% Preferred Securities
         o 900,000 shares of Common Stock issuable pursuant to the underwriters' over-allotment option in this offering

         We believe that substantially all of these shares of Common Stock will be freely tradable under the federal securities laws following this offering, subject to limitations. These limitations include vesting provisions in option and restricted stock agreements, restrictions pursuant to lock-up agreements, and volume and manner of sale restrictions under Rule 144 of the Securities Act. The future sale of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

         As of December 31, 1998, our directors and executive officers held approximately 8.26% of the outstanding Common Stock and 1,116,055 shares of Common Stock subject to stock options. We and our directors and executive officers will execute lock-up agreements that limit our and their ability, subject to certain exceptions, to sell Common Stock. These stockholders and we will agree not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written approval of Goldman, Sachs & Co. and us. Goldman, Sachs & Co. and we may, in our discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

                               SELLING STOCKHOLDER

         The table below sets forth information with respect to the beneficial ownership of the common stock of Suiza by the selling stockholder immediately prior to this offering and as adjusted to reflect the sale of shares of common stock pursuant to the offering. The selling stockholder does not own in excess of one percent (1%) of the outstanding common stock of Suiza. All information with respect to the beneficial ownership has been furnished by the selling stockholder:

                                                Beneficial Ownership               Beneficial Ownership
                                                 Prior to Offering                  After Offering (2)
                                       --------------------------------------------------------------------------
                                         Number of     Percent of       Shares to        Number of     Percent of
Name of Beneficial Owner                  Shares       Class (1)       be Sold (2)        Shares         Class
------------------------               -----------    ------------    ------------    ------------   ------------


Wesperada  Limited                        32,574         0.097%           32,574            -0-          -0-

------------------

(1)      Computed based on common stock outstanding as of December 31, 1998.
(3)      Assumes all the shares of common stock that may be offered are sold.


                              PLAN OF DISTRIBUTION

         The common stock being offered by the selling stockholder pursuant to this Prospectus may be sold from time to time by the selling stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and on terms then prevailing or at prices related to the then-current market price of the common stock, or in negotiated transactions. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 145 under the Act may be sold under either of such rules rather than pursuant to this Prospectus. From time to time the selling stockholder may engage in short sales, short sales versus the box, puts and calls and other transactions in securities issued by the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith.

        In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholder in amounts to be negotiated immediately prior to the sale. The selling stockholder and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds or sales discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Act.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from this offering.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas. William A. McCormack, a partner with Hughes & Luce, L.L.P., beneficially owns 41,795 shares of Common Stock.


                                     EXPERTS

         The consolidated financial statements of Suiza Foods Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been incorporated in this Prospectus by reference from the Suiza Foods Corporation Annual Report on Form 10-K for the year ended December 31, 1997. Such consolidated financial statements, except The Morningstar Group Inc.'s consolidated financial statements as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, which have been consolidated with those of Suiza Foods Corporation, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The consolidated financial statements of The Morningstar Group Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 (consolidated with those of Suiza Foods Corporation for those periods and which are not presented separately) have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report which is incorporated herein by reference.

         The consolidated financial statements of Continental Can Company, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated herein by reference.

         The financial statements of Dairy Fresh L.P., a Delaware limited partnership, as of December 31, 1996 and 1995 and for the years then ended and the period from July 1, 1994 (date of acquisition) to December 31, 1994, incorporated by reference into this Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report which is incorporated herein by reference.

         The combined financial statements of The Garelick Companies, as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, incorporated by reference into this Prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report which is incorporated herein by reference.

         Such financial statements are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                                                   32,574 SHARES

                                              SUIZA FOODS CORPORATION

                                                   COMMON STOCK

                                                   ------------

                                                    PROSPECTUS

                                                   ------------

                   TABLE OF CONTENTS

                                                       Page
                                                       ----

Where You Can Get More Information                      1
Incorporation of Certain Documents by Reference         2
Prospectus Summary                                      3
Risk Factors                                            7
Selling Stockholder                                    14
Plan of Distribution                                   14
Use of Proceeds                                        15
Legal Matters                                          15
Experts                                                15

                                                   January 15, 1999

                                     PART II


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table indicates the estimated expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by the Company.

                  Registration fee                                                       $    396
                  Accounting fees and expenses                                              2,500
                  Legal fees and expenses                                                   5,000
                  Blue Sky fees and expenses (including counsel fees)                       1,000
                  Miscellaneous expenses                                                    2,000
                                                                                         --------

                           Total:                                                        $ 10,896
                                                                                         ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

         Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         The Company's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-6 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933.

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 15, 1999.

                                       SUIZA FOODS CORPORATION



                                       By:  /s/ GREGG L. ENGLES
                                          ------------------------------------
                                          Gregg L. Engles
                                          Chairman of the Board,
                                          Chief Executive Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


         Signature                                     Title                                   Date
         ---------                                     -----                                   ----
*By:  /s/ GREGG L. ENGLES                   Chairman of the Board, Chief                   January 15, 1999
    ----------------------------
      Gregg L. Engles                       Executive Officer and Director
      Attorney-in-fact                      (Principal Executive Officer)


                                            Director
Alan J. Bernon

              *                             Director                                      January 15, 1999
--------------------------------
Cletes O. Beshears


              *                             Director                                      January 15, 1999
--------------------------------
Stephen L. Green

              *                             Director                                      January 15, 1999
--------------------------------
Joseph S. Hardin, Jr.

              *                             Director                                      January 15, 1999
--------------------------------
Robert L. Kaminski

              *                             Director                                      January 15, 1999
--------------------------------
David F. Miller, Sr.


              *                             Director                                      January 15, 1999
--------------------------------
John R. Muse

              *                             Director                                      January 15, 1999
--------------------------------
Hector M. Nevares

              *                             Director                                      January 15, 1999
--------------------------------
Delton C. Parks

              *                             Director                                      January 15, 1999
--------------------------------
P. Eugene Pender

                                            Director
Jim L. Turner

              *                             Executive Vice President                      January 15, 1999
--------------------------------            and Chief Financial Officer
Barry A. Fromberg                           (Principal Financial and
                                            Accounting Officer)


                                INDEX TO EXHIBITS

Exhibit
Number                               Description of Exhibits
--------                             ------------------------

      4.1        Specimen of Common Stock Certificate.  (Filed Exhibit 4.1 to the
                 Company's Registration Statement on Form S-1, Registration No.
                 333-1858, and incorporated herein by reference).
      5.1*       Opinion of Hughes & Luce, L.L.P.
     23.1*       Consent of Hughes & Luce, L.L.P. (contained in its opinion filed as
                 Exhibit 5.1 to Registration Statement on Form S-3 filed December 23,
                 1998, Registration No. 333-69627).
     23.2**      Consent of Deloitte & Touche LLP
     23.3**      Consent of KPMG LLP
     23.4**      Consent of McGladrey & Pullen, LLP
     23.5**      Consent of PricewaterhouseCoopers LLP
     23.6**      Consent of Arthur Andersen LLP
     24.1*       Power of Attorney.

-------------
*    Previously filed
**   Filed herewith